          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               Kerr Group, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               Kerr Group, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

        --------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        --------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        --------------------------------------------------------------------
     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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

                                KERR GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 26, 1994

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kerr Group, Inc., a Delaware corporation (the "Company"), will be held at the J.W. Marriott Hotel, 2151 Avenue of the Stars, Los Angeles, California 90067, on Tuesday, April 26, 1994 at 10:00 o'clock A.M., Pacific Daylight Time, for the following purposes:

     1.  To elect three directors for the ensuing three year term; and

     2. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     In accordance with the provisions of the By-Laws, the Board of Directors has fixed the close of business on March 8, 1994, as the record date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     Stockholders who do not expect to attend the meeting in person are requested to date, sign and mail the enclosed Proxy as promptly as possible in the enclosed stamped envelope.

                                          By Order of the Board of Directors

                                          ROGER W. NORIAN
                                          Chairman, President and
                                          Chief Executive Officer
Los Angeles, California
March 28, 1994

                                PROXY STATEMENT

                                KERR GROUP, INC.
                             1840 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 26, 1994

                                    PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Kerr Group, Inc., a Delaware corporation (the "Company"). Any proxy given may be revoked by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The Company has retained Georgeson & Co. Inc. ("Georgeson & Co.") to assist in the solicitation of proxies from brokers, bank nominees, institutional holders and certain individual holders of record. Georgeson & Co. will receive a fee from the Company of approximately $5,500 for its services, plus reimbursement for its out-of-pocket expenses. All additional expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to the services performed by Georgeson & Co. and solicitation by mail, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram or personal interview. Such persons will receive no additional compensation for such services. In addition, the Company and Georgeson & Co. intend to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies, and the Company will reimburse such persons for their expense in so doing.

     The Company anticipates mailing proxy materials and the Annual Report for the fiscal year ended December 31, 1993, to stockholders of record as of March 8, 1994, on or about March 28, 1994.

                            OUTSTANDING VOTING STOCK

     Only holders of record of the Company's Common Stock, par value $.50 per share ("Common Stock"), at the close of business on March 8, 1994, are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of Common Stock outstanding on such date and entitled to vote was 3,666,695. Each such share is entitled to one vote with respect to such matters. The holders of the Company's $1.70 Class B Cumulative Convertible Preferred Stock, Series D, par value $.50 per share ("Convertible Preferred Stock"), will not be entitled to vote at the meeting.

     The following table sets forth information available to the Company as of March 8, 1994, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each named executive officer designated in the section of this Proxy Statement captioned "Executive Compensation," and (iii) all directors and executive officers as a group. Information regarding the beneficial ownership of Common Stock by each director and nominee for director is set forth in the section of this Proxy Statement captioned "Election of Directors." Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

                                                             AMOUNT AND
                                                              NATURE OF       PERCENT OF
                                                             BENEFICIAL         SHARES
                BENEFICIAL OWNER                              OWNERSHIP       OUTSTANDING
                ----------------                             -----------      -----------
        The Gabelli Funds, Inc.
          655 Third Avenue
          New York, New York                                  1,180,217(1)       30.0%(1)
        Kerr Group, Inc.
          Employee Incentive Stock Ownership Plan,
          effective March 19, 1985
          ("ESOP I") Los Angeles, California                    228,666(2)        6.2%
        Kerr Group, Inc.
          1987 Employee Incentive Stock Ownership Plan,
          effective October 19, 1987
          ("ESOP II") Los Angeles, California                   275,143(2)        7.5%
        Dimensional Fund Advisors, Inc.
          1299 Ocean Avenue
          Suite 650
          Santa Monica, California                              272,700(3)        7.4%(3)
        Wellington Management Company
          75 State Street
          Boston, Massachusetts 02109                           241,900(4)        6.6%(4)
        Roger W. Norian                                         127,367(5)        3.5%
        D. Gordon Strickland                                     24,838(6)         *
        Robert S. Reeves                                         17,831(6)         *
        Norman N. Broadhurst                                      7,285(6)         *
        Richard Morse                                            12,292(6)         *
        All Directors and Executive                             207,731(7)        5.6%
          Officers as a Group (13 in number)

- ---------------

 *  Less than one percent.

(1) According to Amendment No. 22 to the Schedule 13D filed jointly by Gabelli Funds, Inc., GAMCO Investors, Inc., Gabelli & Company, Gabelli Performance Partnership and Gabelli International, Limited (collectively, the "Gabelli Entities") with the Securities and Exchange Commission (the "SEC") on July 30, 1992 (as amended, the "Schedule 13D"), the Gabelli Entities beneficially owned 922,100 shares of Common Stock, which includes 15,000 shares of Common Stock owned beneficially by Mr. Mario Gabelli for his own account. Under applicable SEC rules, the Gabelli Entities are also deemed to own beneficially an additional 258,117 shares of Common Stock which the Gabelli Entities have the right to acquire at any time upon conversion of the 177,461 shares of Convertible Preferred Stock beneficially owned by the Gabelli Entities.

     The additional shares of Common Stock which may be acquired by the Gabelli Entities upon such conversion, together with the 922,100 shares of Common Stock indicated as beneficially owned by the Gabelli Entities and Mr. Mario Gabelli in the table above, represent an aggregate of 1,180,217 shares, or approximately 30.0% of the total shares of Common Stock outstanding as of March 8, 1994, including, for this calculation only, the number of shares of Common Stock that the Gabelli Entities have the right to acquire upon conversion of the Convertible Preferred Stock reported as beneficially owned by them. The Schedule 13D states that the Gabelli Entities have not acquired the shares of Common Stock for the purpose of changing or influencing the control of the Company.

(2) All shares held by ESOP I and ESOP II are held for the benefit of participants, the majority of whom are salaried employees of the Company or its subsidiaries. Participants have the power to vote such shares, but may not obtain or dispose of such shares except under limited circumstances. As of March 8, 1994, 228,666 shares have been allocated to participants' accounts under ESOP I and 208,728 shares have been allocated to participants' accounts under ESOP II.

(3) According to Amendment No. 5 to the Schedule 13G filed by Dimensional Fund Advisors, Inc. ("Dimensional") with the SEC on February 13, 1993 (as amended, the "Schedule 13G"), Dimensional, an investment adviser, reported that as of such date it beneficially owned and had dispositive power with respect to 272,700 shares or 7.4% of the total shares of Common Stock outstanding as of such date. Dimensional reported that it had the power to vote and make investment decisions regarding all shares of Common Stock owned beneficially by it on behalf of its clients, which are unrelated and no one of whom owns beneficially more than 5% of the outstanding shares of Common Stock. The Schedule 13G states that Dimensional has not acquired the shares of Common Stock for the purpose of changing or influencing the control of the Company.

(4) According to the Schedule 13G filed by Wellington Management Company ("Wellington") with the SEC on February 10, 1994, Wellington, an investment adviser, reported that as of December 31, 1993, it beneficially owned and had dispositive power with respect to 241,900 shares or 6.6% of the total shares of Common Stock outstanding as of such date. Wellington reported that it had the power to vote and make investment decisions regarding all shares of Common Stock owned beneficially by it on behalf of its clients, which are unrelated and no one of whom owns beneficially more than 5% of the outstanding shares of Common Stock. The Schedule 13G states that Wellington has not acquired the shares of Common Stock for the purpose of changing or influencing the control of the Company.

(5) Includes 7,413 shares which have been allocated for voting and all other purposes under ESOP I, and 6,673 shares which have been allocated for voting purposes, of which 6,037 have been allocated for all purposes, under ESOP
    II. Mr. Norian has sole voting power with respect to the 14,086 shares under ESOP I and ESOP II, but no power to obtain or dispose of such shares, except under limited circumstances.

(6) Includes, respectively for Messrs. Strickland, Reeves, Broadhurst, and Morse, 15,000, 6,000, 0 and 4,800 shares issuable under presently exercisable stock options held by such person. Also includes, respectively for Messrs. Strickland, Reeves, Broadhurst, and Morse, 4,306, 5,937, 3,335 and 3,874 shares which have been allocated for voting and all other purposes under ESOP I, and 5,532, 5,894, 3,950 and 3,618 shares which have been allocated for voting purposes, of which 4,896, 5,258, 3,314 and 3,562 have been allocated for all purposes, under ESOP II.

(7) Includes 28,200 shares (including shares designated in Note 6 above) issuable upon exercise of stock options on or before May 9, 1994. Also includes 28,539 shares (including shares designated in Notes 5 and 6 above) which have been allocated for voting purposes, of which 28,539 shares have been allocated for all purposes, under ESOP I and 30,426 shares (including shares designated in Notes 5 and 6 above) which have been allocated for voting purposes, of which 26,618 shares have been allocated for all purposes, under ESOP II, for the Company's present officers included in the group, who have the power to vote such shares, but may not obtain or dispose of such shares except under limited circumstances.

                              QUORUM REQUIREMENTS

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Under applicable Delaware law, abstentions will be counted for purposes of determining the existence of a quorum at the Annual Meeting, but broker nonvotes will not.

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the Board of Directors of the Company shall consist of not less than three nor more than seventeen individuals divided into three classes of equal number, so far as possible, each class having a term of three years. The By-Laws of the Company currently provide that the number of directors shall be seven. Each year the term of office of one class of directors expires.

     The Board of Directors intends to present for action at the Annual Meeting the election of Gordon C. Hurlbert, Michael C. Jackson and Roger W. Norian, whose present terms expire in 1994, to serve for a term of three years and until their successors are duly elected and shall qualify. Mr. Norian was first elected to the Board of Directors in 1975. Messrs. Hurlbert and Jackson were first elected to the Board of Directors in 1985.

     Unless authority to vote for such directors is withheld, the enclosed Proxy will be voted for the election of such persons except that the persons designated as Proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable, or declines, to serve.

     Directors will be elected by the plurality vote of the holders of Common Stock entitled to vote at the Annual Meeting and present in person or by proxy. In tabulating the vote, abstentions and broker nonvotes will be disregarded and have no effect on the outcome of the vote.

     The following table sets forth the name, the age, the principal occupation for the last five years, the beneficial ownership of Common Stock and the percentage of outstanding Common Stock represented by such ownership of each director of the Company. Unless otherwise indicated, all shares of Common Stock are owned directly and of record and the director owning such shares has sole voting and investment power with respect thereto. Mr. Norian has been the President and Chief Executive Officer of the Company since 1980 and has also been the Chairman of the Board since 1983. Messrs. O'Hara, Hurlbert, Jackson, Mellor and Sperry have been executives and a partner, respectively, with the corporations, including subsidiaries, or the firm, as the case may be, with which they are now associated or its predecessor for more than the past five years. Mr. Kyle recently retired from his position as Senior Vice President of Chemical Bank, a position he had held for more than the preceding five years.

                                                                              AMOUNT
                                                                                AND
                                                                             NATURE OF     PERCENT OF
                                                                            BENEFICIAL    COMMON STOCK
                                                                             OWNERSHIP    OUTSTANDING
                                                                 DIRECTOR   AT MARCH 8,   AT MARCH 8,
      NAME                       PRINCIPAL OCCUPATION             SINCE       1994(1)         1994
     -----                       --------------------            --------   -----------   ------------
                        NOMINEES TO SERVE IN OFFICE UNTIL 1997
                        --------------------------------------
Gordon C. Hurlbert,
  Age 69(2)...........  Chairman of the Board of Directors, CSC    1985         2,000           *
                        Industries, Inc. (Copperweld Steel);
                        Director of Carolina Power & Light
                        Company, Midwest Resources, Inc. and
                        Weirton Steel Corporation.
Michael C. Jackson,
  Age 53(3)...........  Advisory Director, Lehman Brothers         1985         2,415(4)        *
                        Inc., investment bankers; Director of
                        Hampshire Group, Limited.
Roger W. Norian,
  Age 50(5)...........  Chairman, President and Chief Executive    1975       127,367          3.5%
                        Officer of the Company.

                        DIRECTORS TO CONTINUE IN OFFICE UNTIL 1996
                        ------------------------------------------
John D. Kyle,
  Age 58(2)(5)........  Retired Senior Vice President, Chemical    1973           100           *
                        Bank
Harvey L. Sperry,
  Age 63(3)(5)........  Partner, Willkie Farr & Gallagher,         1973         1,970           *
                        attorneys; Director of Weirton Steel
                        Corporation; Director of Hampshire
                        Group, Limited.

                        DIRECTORS TO CONTINUE IN OFFICE UNTIL 1995
                        ------------------------------------------
James R. Mellor,
  Age 63(3)...........  President, Chief Executive Officer and     1980           200           *
                        Director of General Dynamics
                        Corporation, a defense, aerospace, and
                        shipbuilding company; Director of
                        Bergen Brunswig Corporation and
                        Computer Sciences Corporation.
Robert M. O'Hara,
  Age 67(2)...........  Chairman and Chief Executive Officer of    1980             0           *
                        Falcon Management (formerly OMS
                        Company), investments and management
                        services; Director of TBC Corp.

- ---------------

 *  Less than one percent.

(1) Excludes the 1,825, 1,825, 1,047, 3,658, 3,658 and 1,825 shares of Common
    Stock purchased for the accounts of Messrs. Hurlbert, Jackson, Kyle, Sperry, Mellor and O'Hara, respectively, by the trustee under the Company's Common Stock Purchase Plan for Non-Employee Directors (the "Director Stock

    Purchase Plan"). Currently, the participating directors have voting and dispositive power with respect to such shares only upon termination of their services as a director of the Company. Also excludes 10,000 shares issuable under stock options granted to each non-employee director pursuant to the Company's 1993 Stock Option Plan for Non-Employee Directors. These options are not exercisable unless and until the closing price of the Common Stock on the New York Stock Exchange reaches $12.50 per share and remains at or above that level for at least 10 consecutive trading days.

(2) Member of the Audit Committee.

(3) Member of the Stock Option and Compensation Committee.

(4) Includes 415 shares issuable upon conversion of 285 shares of Convertible Preferred Stock held by Mr. Jackson pursuant to a self-directed Keogh plan.

(5) Member of the Executive Committee.

     The Audit Committee is composed of three directors who are not officers or employees of the Company. The Audit Committee held two meetings during 1993. The Company's independent public accountants have been informed that they may refer to and discuss with the Audit Committee (with or without previous consultation with officers of the Company) any matters which may develop or arise in connection with any audit or the maintenance of internal accounting controls or any other matter relating to the Company's financial affairs. The Company's internal audit department has also been granted direct access to the Audit Committee. The Audit Committee reviews, at least annually, the services performed and to be performed by the Company's independent public accountants and the fees charged therefor, and, in connection therewith, considers the effect of any nonaudit services on the independence of such accountants. The Audit Committee also reviews with the Company's independent public accountants and its internal audit department the general scope of their respective audit coverages, the procedures and internal accounting controls adopted by the Company and any significant problems encountered by either group.

     The Stock Option and Compensation Committee (the "Compensation Committee") is composed of three directors who are not officers or employees of the Company. The Compensation Committee reviews and approves compensation programs generally and, specifically, salaries, bonuses and stock options for officers and certain other salaried employees of the Company. The Compensation Committee held seven meetings during 1993.

     The Company does not have a nominating committee.

     The Board of Directors held six meetings during 1993 and the Executive Committee of the Board of Directors held four meetings during 1993.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers for each of the last three fiscal years.
                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                          ------------------------------------
                                                                                    AWARDS
                                             ANNUAL COMPENSATION          --------------------------  PAYOUTS
                                     -----------------------------------  RESTRICTED    SECURITIES    --------
                                                           OTHER ANNUAL      STOCK      UNDERLYING      LTIP      ALL OTHER
                                       SALARY     BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR     ($)        ($)        ($)(1)          ($)           (#)         ($)       ($)(1)(2)
- -----------------------------  ----   --------   -------   -------------  -----------  -------------  --------  -------------
Roger W. Norian..............  1993    570,000    15,000       60,807(3)     15,879        45,000         --        2,249
  Chairman, President and      1992    500,000    80,000(4)    47,055(3)     22,284(4)         --         --        2,182
  Chief Executive Officer      1991    500,000   100,000           --            --            --         --           --

D. Gordon Strickland.........  1993    267,000     9,000           --         9,522         5,000         --           --
  Senior Vice President,       1992    225,000    48,000(4)        --        13,370(4)     10,000         --        3,537
  Finance, and Chief           1991    225,000    60,000           --            --        25,000         --           --
  Financial Officer
Robert S. Reeves.............  1993    224,000    12,200(5)     28,005(6)    12,914         5,000         --        2,249
  Senior Vice President,       1992    195,000    26,840(5)     56,801(6)     9,226(5)      5,000         --          342
  Sales and Marketing --       1991    195,000    60,000           --            --        10,000         --           --
  Plastic Products Division
Norman N. Broadhurst.........  1993    225,000    10,000           --        10,586            --         --        2,925
  Senior Vice President --     1992    185,000    71,600(4)        --        19,944(4)     10,000         --        1,999
  President of Consumer        1991    185,000    55,000           --            --            --         --           --
  Products Division
Richard Morse(7).............  1993    154,500     5,250           --         5,553            --         --        1,825
  Vice President,              1992    128,122    28,000           --         7,794         2,000         --        1,594
  Employee Relations           1991    120,625    35,000           --            --         8,000         --           --

- ---------------

(1) Except as otherwise noted, perquisites and other personal benefits received by each named executive officer (including, for certain of the named executive officers, payments of premiums on life insurance policies, tax preparation fees and car use allowances) in each instance aggregated less than the lesser of $50,000 or 10% of such officer's annual salary and bonus.

(2) Includes for Messrs. Norian, Strickland, Reeves, Broadhurst and Morse, respectively, $2,249, $0, $2,249, $2,925 and $1,825 for 1993 contributed by the Company pursuant to the Company's Employees' Savings Plan.

(3) Represents payments to Mr. Norian of an amount which, after taxes, was equal to his approximate income tax liability resulting from the release of disposition restrictions in 1992 and 1993 with respect to certain shares of Common Stock held by Mr. Norian pursuant to the terms of the 1984 Restricted Stock Purchase Agreement.

(4) Pursuant to the 1992 and 1993 Key Executive Incentive Bonus Plans, Messrs. Norian, Strickland, Broadhurst and Morse received 80% of their total bonus ($100,000, $60,000, $89,500 and $35,000, respectively) for 1992 and 50% of their total bonus ($30,000, $18,000, $20,000 and $10,500, respectively) for 1993 in cash on or about March 1, 1993 with respect to the 1992 bonus amounts and on or about March 1, 1994 with respect to the 1993 bonus amounts. These amounts are reflected in the respective bonus columns for 1992 and 1993. The remaining 20% or 50% is reflected as an award of restricted stock receivable by them on March 1, 1995 with respect to the 1992 bonus amounts and March 1, 1996 with respect to the 1993 bonus amounts, provided that they are employed by the Company on such respective dates. The number of shares of restricted stock awarded was calculated by dividing the dollar equivalent of the remaining portion of their respective bonuses ($20,000, $12,000, $17,900 and $7,000, respectively) for 1992 and ($15,000,
    $9,000, $10,000 and $5,250, respectively) for 1993, by a number equal to 90% of the average closing price of the Common Stock during the months of December 1992 and 1993, respectively. The average closing price of the Common Stock during December 1992 was $6.482 and during December 1993 it was $8.789. The dollar value of the award of restricted stock as reflected in the above table was calculated using the closing price of the Common Stock on December 31, 1992 and 1993, the dates of grant, which was $6.50 and, $8.375, respectively, per share.

(5) Under the terms of the 1992 Key Executive Incentive Bonus Plan, Mr. Reeves was awarded a $41,400 bonus for services rendered in 1992, which bonus had a $10,000 and a $31,400 dollar component. Mr. Reeves received 80% of the $10,000 component and 60% of the $31,400 component of his bonus in cash on or about March 1, 1993, for an aggregate of $26,840. In addition, 20% of the $31,400 component of Mr. Reeves' bonus ($6,280) was paid in cash on March 1, 1994. This amount is reflected as other compensation. Further, the remaining 20% of each of the $10,000 component and the $31,400 component of Mr. Reeves' bonus is reflected as an award of restricted stock receivable on March 1, 1995. Pursuant to the 1993 Key Executive Incentive Bonus Plan, Mr. Reeves received 50% of his total bonus ($24,400) for 1993 in cash on or about March 1, 1994. This amount is reflected in the bonus column for 1993. The remaining 50% is reflected as an award of restricted stock receivable on March 1, 1996. The number of shares of restricted stock awarded was calculated using the formula described above in Note 4. Restricted stock to be received by Mr. Reeves in 1995 and 1996, respectively, is conditioned on his employment by the Company on such respective dates. The dollar value of the award of restricted stock was calculated using the closing price of the Common Stock on December 31, 1992 and 1993, the dates of grant, which was $6.50 and $8.375, respectively, per share.

(6) Includes reimbursement of moving expenses of $10,315 in 1993 and $40,631 in 1992.

(7) Mr. Morse retired effective as of February 1, 1994.

     The following table sets forth information regarding grants of stock options made during 1993 to each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                           ------------------------------------------------------------     RATES OF STOCK
                             NUMBER OF      % OF TOTAL                                           PRICE
                            SECURITIES     OPTIONS/SARS                                    APPRECIATION FOR
                            UNDERLYING      GRANTED TO                                        OPTION TERM
                           OPTIONS/SARS    EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION   -------------------
          NAME             GRANTED(#)(1)   FISCAL YEAR      PRICE ($/SH)        DATE       5%         10%
          ----             -------------   ------------   ----------------   ----------   -----   -----------
Roger W. Norian..........      45,000          28.6            8.3125          9/28/98    $0(2)   $228,369(2)
D. Gordon Strickland.....       5,000           3.2            8.3125          9/28/98    $0(2)   $ 25,374(2)
Robert S. Reeves.........       5,000           3.2            8.3125          9/28/98    $0(2)   $ 25,374(2)
Norman N. Broadhurst.....         --             --              --                --      --         --
Richard Morse............         --             --              --                --      --         --

- ---------------

(1) The options granted during 1993 are not exercisable unless and until the closing price of the Common Stock on the New York Stock Exchange reaches $12.50 per share and remains at or above that level for at least 10 consecutive trading days.

(2) The options were granted on September 28, 1993 at an exercise price of $8.3125, which was equal to the mean between the high and low prices of the Common Stock on such day. Given that the options are not exercisable until the stock price reaches and maintains $12.50 per share, as set forth above, the options have no potential realizable value using the 5% rate of appreciation mandated by the SEC over the period of the options' term.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table provides information regarding the exercise of options during the Company's last fiscal year and the number and value of unexercised options held at year end by each of the named executive officers.

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                         OPTIONS/SARS AT                  IN-THE-MONEY
                                         SHARES                            FY-END (#)              OPTIONS/SARS AT FY-END($)
                                       ACQUIRED ON      VALUE      ---------------------------   ------------------------------
          NAME                         EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE(1)
          ----                         -----------   -----------   -----------   -------------   -----------   ----------------
Roger W. Norian......................        0             0                0         45,000              0           2,813
D. Gordon Strickland.................        0             0           15,000         25,000         18,750          42,813
Robert S. Reeves.....................        0             0            6,000         14,000          7,500          20,313
Norman N. Broadhurst.................        0             0                0         10,000              0          30,000
Richard Morse........................        0             0            4,800          4,200          6,000           6,750

- ---------------

(1) As noted above, in 1993 Messrs. Norian, Strickland, and Reeves were granted options to purchase 45,000, 5,000 and 5,000 shares of Common Stock, respectively, at an exercise price of $8.3125 per share. The amounts set forth in this column were calculated using the difference in the fiscal year-end closing price of the Common Stock, $8.375 per share, from the exercise price per share. None of these options are exercisable unless and until the stock price reaches and maintains $12.50 per share, as set forth above. In addition, options granted in 1992 are not exercisable unless and until the stock price reaches and maintains $10.00 per share and remains at or above that level for at least ten consecutive trading days.

                             SALARIED PENSION PLAN

     The Company's salaried pension plan provides eligible employees with retirement benefits equal to 28% of final five year average remuneration up to social security covered compensation, plus 43% of final five year average remuneration in excess of social security covered compensation for 30 years of service, with a proportionate reduction for less than 30 years of service. In no event will an employee's benefit be less than his accrued annual retirement benefit under the prior plan at December 31, 1988. Mr. Norian's current annual retirement benefit is $101,817, payable on a straight life annuity basis upon retirement at age 65, as determined under the prior plan. Five years of service are required in order to vest under the plan.

     The following table sets forth estimated annual retirement benefits payable on a straight life annuity basis upon retirement at age 65 under the Company's salaried pension plan (without regard to lower accruals on earnings below social security covered compensation) for various classes of employees based on their average remuneration and years of service. Remuneration covered by the pension plan primarily includes salary, bonus and other items included in compensation. However, the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") limits remuneration which may be taken into account under the pension plan for 1994 to $150,000. Messrs. Norian, Strickland, Reeves, Broadhurst and Morse have, as of December 31, 1993, 18, 7, 10, 5 and 42 years, respectively, of credited service under the salaried pension plan.

         FINAL 5 YEAR                                          YEARS OF SERVICE
            AVERAGE                                    ----------------------------------
         REMUNERATION                                    10          20        30 OR MORE
        -------------                                  -------     -------     ----------
          $100,000...................................  $14,333     $28,667        43,000
           150,000...................................   21,500      43,000        64,500
           200,000...................................   28,667      57,333        86,000
           250,000...................................   35,833      71,667       107,500

                           COMPENSATION OF DIRECTORS

     The directors who are not employees of the Company are currently compensated for services as directors at the rate of $22,500 per year and $500 for each meeting of the Board of Directors attended. In addition, the Company has established an unfunded retirement plan for directors of the Company who serve in such capacity for ten years or more, retire after February 1, 1985, and do not receive any other retirement benefits from the Company. Pursuant to such plan, the Company will pay $1,000 per month for not more than ten years to a qualifying director. In addition, in 1993 the six directors who were not employees of the Company each received options to purchase 10,000 shares of Common Stock at a price of $8.19 per share pursuant to the Company's Stock Option Plan For Non-Employee Directors. These options are not exercisable unless and until the closing price of the Common Stock on the New York Stock Exchange reaches $12.50 per share and remains at or above that level for at least 10 consecutive trading days. In 1992, the Board of Directors adopted the Director Stock Purchase Plan pursuant to which non-employee directors may elect to defer the receipt of all or a portion of their fees. The amounts deferred are contributed to a trust which will then purchase Common Stock using such amounts on behalf of the participating directors. The Common Stock Purchase Plan for Directors became effective on October 1, 1992.

    EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS

     Each of Messrs. Norian, Strickland, Reeves, Broadhurst and Morse has an employment agreement with the Company which provides for continuation of such officer's salary and specified insurance benefits for a certain period in the event that notice of termination is given by the Company for reasons other than "just cause" or permanent disability. The continuation period is currently two years for Mr. Norian, eighteen months for Mr. Reeves, one year for each of Messrs. Broadhurst and Morse and six months for Mr. Strickland. The salary amounts which would be so payable currently range from a six month amount of approximately $133,000 payable to Mr. Strickland to an annual amount of approximately $570,000 payable to Mr. Norian.

     Mr. Norian's employment agreement provides for (i) payments after termination due to permanent disability equal to his monthly salary for a period of two years and payments of $60,000 per year thereafter until age 65, (ii) an annual salary supplement equal to the premium for a supplemental disability insurance policy paying Mr. Norian $90,000 per annum (without offset for amounts payable to him under any other policy) for five years after termination due to disability and the sum of $800,000 at the end of such five year period and (iii) supplemental life insurance in the amount of $2,000,000. Mr. Norian's employment agreement also provides that if a change in control or sale of all of the assets of the Company occurs such obligations of the Company will terminate and the Company will pay $1,000,000 to Mr. Norian (the "Termination Payment"). The Company's obligation for the Termination Payment and all other amounts due to Mr. Norian under the employment agreement are secured by a letter of credit.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last completed fiscal year, Messrs. Jackson, Mellor and Sperry served as members of the Compensation Committee. None of such members of the Compensation Committee are or have been officers or employees of the Company.

     Mr. Sperry is a partner in the law firm of Willkie Farr & Gallagher, counsel to the Company.

     Mr. Jackson is an Advisory Director of Lehman Brothers Inc., which performs investment banking services for the Company from time to time.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     In establishing and monitoring the executive compensation program for the Company, the Compensation Committee looks at both the total compensation program and each component thereof to assure that it is both competitive and sensitive to individual and Company performance. The Company has engaged a consultant in the field of executive compensation matters to assist the Compensation Committee in establishing and implementing compensation programs that are consistent with these objectives and reflective of the Company's financial performance.

     In 1993, the Compensation Committee established and implemented the Kerr Group, Inc. Key Executive Incentive Bonus Program ("Program"). Under the Program, each participating executive is eligible to receive incentive compensation which is determined both qualitatively and quantitatively. The qualitative portion is based on the achievement of specific objectives for each participant and the quantitative portion is based on the achievement of financial objectives established by the Compensation Committee with respect to each respective business segment and the Company for the particular year. For 1993, each participant received a qualitative portion of the incentive compensation, the participants in the Plastic Products segment received a portion of the quantitative incentive compensation and one participant received a cash award from the Compensation Committee for extraordinary individual achievement which was not within the provisions of the Program. Fifty percent of the amounts payable for 1993 pursuant to the Program is deferred for two years, is payable in Common Stock and is conditioned upon continued employment.

     In order to implement the provisions of the Program, the Compensation Committee was required to eliminate a historical practice of the Company which consisted of deferring a portion of the key executive annual compensation each year, including 1992, and then paying that amount at the beginning of the following year. Although the amount was described as a bonus, the Compensation Committee concluded that it was, in fact, a deferral. In order to implement the Program, which, in fact, is an incentive compensation program and not a deferral of base compensation, without penalizing the participants, the Compensation Committee eliminated the deferral practice by increasing the base salary of the participants by an amount not in excess of seventy percent of the respective bonus amount earned by each of them for services rendered in 1992. This increase, which became effective January 1, 1993, was deemed by the Compensation Committee to be fair both to the Company and to the participants.

     On September 28, 1993, the Compensation Committee granted to key employees options to purchase 147,000 shares of Common Stock of the Company at a purchase price per share of $8.3125. The options provide that they may not be exercised until the closing price of the Common Stock on the New York Stock Exchange reaches $12.50 per share and remains at or above that level for at least 10 consecutive trading days.

                             COMPENSATION COMMITTEE

                               Michael C. Jackson
                                James R. Mellor
                                Harvey L. Sperry

                               PERFORMANCE GRAPH

     The graph set forth below charts the yearly percentage change in the Company's cumulative total stockholder return against each of the Standard & Poor's 500 Index and the Manufacturing-Diversified Industries Index, in each case assuming an investment of $100 on December 31, 1988 and the cumulation and reinvestment of dividends paid thereafter through December 31, 1993.

      Measurement Period          Kerr Group,      S & P 500      MFG-DIVFD
    (Fiscal Year Covered)            Inc.            Index       Industrials
1988                                100.00          100.00          100.00
1989                                121.00          112.00          132.00
1990                                 60.00          111.00          128.00
1991                                 78.00          136.00          166.00
1992                                 82.00          147.00          179.00
1993                                105.00          179.00          197.00

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Mr. Sperry is a partner in the law firm of Willkie Farr & Gallagher, counsel to the Company.

     Mr. Jackson is an Advisory Director of Lehman Brothers Inc., which performs investment banking services for the Company from time to time.

     On January 16, 1990 and June 11, 1991, the Board of Directors authorized unsecured loans of $30,000 and $100,000, respectively, to Mr. Strickland. The loan due January 16, 1990 bears interest at 6% per annum and accrued interest is paid annually. The principal of the loan is to be paid in six equal annual installments beginning in 1991, however, on January 1, 1992, $15,000 of principal was forgiven by the Company. The loan due June 11, 1991 bears interest at 7.76% per annum and principal and accrued interest are due on the earlier of June 11, 1996 or on the fifth business day after Mr. Strickland's employment with the Company is terminated. As of March 8, 1994, $110,000 in principal amount and $21,260 of accrued interest remained outstanding.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals to be included in the Company's proxy statement with respect to the 1995 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 1840 Century Park East, Los Angeles, California 90067 no later than December 31, 1994.

                           RELATIONSHIP WITH AUDITORS

     The Board of Directors has appointed the firm of KPMG Peat Marwick, independent public accountants, as auditors of the Company for the year ending December 31, 1994. This firm has audited the Company's accounts since 1960. It is expected that representatives of KPMG Peat Marwick will be present at the Annual Meeting of Stockholders where they will have an opportunity to address the meeting, if they so desire, and to respond to appropriate questions.

                         OTHER BUSINESS OF THE MEETING

     Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which the management is not now aware may come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

                                          By Order of the Board of Directors

                                          ROGER W. NORIAN,
                                          Chairman, President and
                                          Chief Executive Officer
Los Angeles, California
March 28, 1994

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993 MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO THE SECRETARY, KERR GROUP, INC., 1840 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067.

PROXY                           KERR GROUP, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 1994

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of KERR GROUP, INC. hereby appoints Roger W. Norian and Harvey L. Sperry, and each or any one of them, the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of KERR GROUP, INC. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the CORPORATION to be held at the J.W. Marriott Hotel, 2151 Avenue of the Stars, Los Angeles, California 90067, on Tuesday, April 26, 1994, at 10:00 A.M., Pacific Daylight Time, and at any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes:
                                     CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                     [  ]  Mark here for address change.
                                     New address:______________________________
                                     __________________________________________
                                     __________________________________________

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[______________________________________________________________________________]

1.   ELECTION OF DIRECTORS
     Nominees: Gordon C. Hurlbert, Michael C. Jackson and
     Roger W. Norian as directors.

     FOR all nominees [    ]

     WITHHELD from all nominees [    ]

     FOR all nominees except vote withheld from the following nominees(s).
     [   ]  _____________________________________________________________

(Instruction: To withhold authority to vote for any individual nominee or any two nominees write the name or names of such nominee or nominees on the space provided. To withhold authority to vote for all nominees, please mark in the box next to "WITHHELD.") The Board of Directors recommends a vote FOR.

2. Considering and acting upon any other matters which may properly come before the meeting or any adjournment thereof.

This Proxy will be voted for the choices specified. If no choice is specified with respect to the election of directors, this Proxy will be voted FOR the election of directors.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 28, 1994. (Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. For joint accounts, all co-owners must sign.)

_______________________________________          ____________________________
(Signature of Stockholder) (L.S.)                Date


     PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.



     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


[______________________________________________________________________________]